UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 10, 2022 (May 5, 2022)

Date of Report (Date of the earliest event reported)

Bausch + Lomb Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-41380	98-1613662
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

520 Applewood Crescent

Vaughan, Ontario

Canada L4K 4B4

(Address of Principal Executive Offices)(Zip Code)

(905) 695-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	BLCO	New York Stock Exchange, Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On May 10, 2022, Bausch + Lomb Corporation (“Bausch + Lomb” or the “Company”) entered into a Credit and Guaranty Agreement (the “Credit Agreement”) among the Company, certain subsidiaries of the Company as subsidiary guarantors, the financial institutions party thereto as lenders and issuing banks, Citibank, N.A. as revolving facility administrative agent, collateral agent and swingline lender, and Goldman Sachs Bank USA as term facility administrative agent.

The Credit Agreement provides for a five-year term loan facility in an initial principal amount of $2,500 million. The Credit Agreement also provides for a five-year revolving credit facility in the amount of $500 million. The proceeds of the term loans were used to repay an intercompany note owed to Bausch Health Companies Inc. (“Bausch Health”) and to return share capital to Bausch Health as described in the Prospectus (as defined below). Borrowings under the term loan facility bear interest at a rate per annum equal to, at the Company’s option, either (a) a term SOFR-based rate, plus an applicable margin of 3.25% or (b) a U.S. dollar base rate, plus an applicable margin of 2.25%. The amortization rate for the term loan facility is 1% per annum and the first installment shall be payable on September 30, 2022. The Company may direct that prepayments be applied to such amortization payments in order of maturity. A description of certain other terms of the Credit Agreement is set forth in the section titled “Description of Material Indebtedness” in the final prospectus, dated May 5, 2022 (the “Prospectus”) relating to the Company’s Registration Statement on Form S-1 (File No. 333-262148), as amended.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 5, 2022, Bausch + Lomb amended its articles (the “Articles”) and by-laws (the “By-laws”) in connection with the closing of its previously announced initial public offering (the “IPO”) of its common shares. As described in the Prospectus, the Company’s board of directors and shareholders previously approved the amendment of these documents to be effective immediately prior to the closing of the IPO. A description of certain provisions of the Articles and the By-laws is set forth in the section titled “Description of Capital Stock” in the Prospectus.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Articles filed as Exhibit 3.1 hereto and the By-laws filed as Exhibit 3.2 hereto, each of which is incorporated herein by reference.

Item 8.01	Other Events

On May 10, 2022, Bausch + Lomb completed its IPO of 35,000,000 common shares, at a public offering price of $18.00 per share. A wholly owned subsidiary (the “Selling Shareholder”) of Bausch Health offered all of the common shares, and Bausch + Lomb did not receive any of the proceeds from the IPO. The Selling Shareholder has granted the underwriters a 30-day option to purchase up to an additional 5,250,000 common shares of Bausch + Lomb to cover over-allotments, if any, at the initial public offering price, less discounts and commissions.

Prior to the IPO, the Company was a wholly-owned subsidiary of Bausch Health. Upon the closing of the IPO (but before exercise of the over-allotment option), Bausch Health holds, directly or indirectly, 315,000,000 Bausch + Lomb common shares, which represents approximately 90.0% of Bausch + Lomb’s common shares.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

3.1	Articles of Bausch + Lomb Corporation

3.2	By-laws of Bausch + Lomb Corporation

10.1	Credit Agreement, dated as of May 10, 2022, among Bausch + Lomb Corporation, certain subsidiaries of the Company as subsidiary guarantors, each of the financial institutions named therein as lenders and issuing banks, Citibank, N.A., as Revolving Facility Administrative Agent and Goldman Sachs Bank USA, as Term Facility Administrative Agent

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH + LOMB CORPORATION

By:	/s/ Sam A. Eldessouky
Name:	Sam A. Eldessouky
Title:	Executive Vice President, Chief Financial Officer

Date: May 10, 2022